Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 2, 2021 (June 14, 2021 as to the effects of the stock split described in Note 17), relating to the financial statements of First Advantage Corporation (formerly “Fastball Intermediate, Inc.”), appearing in Registration Statement No. 333- 256622 on Form S-1 of First Advantage Corporation. We also consent to the reference to us under the heading “Experts” in Registration Statement No. 333-256622 on Form S-1.

/s/ Deloitte & Touche LLP

Atlanta, GA

June 22, 2021